Exhibit 99.2

1600 West Merit Parkway • South Jordan, UT  84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:                                                                  October 7, 2013

Contact:                                                Anne-Marie Wright, Vice President, Corporate Communications

Phone:                                                         (801) 208-4167  e-mail: awright@merit.com  Fax: (801) 253-1688

MERIT MEDICAL ACQUIRES

ASSETS OF RADIAL ASSIST

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable devices used primarily in cardiology, radiology and endoscopy, today announced that it has acquired the assets of Radial Assist, which include the RAD BOARD®, RAD BOARD®XTRA™, RAD TRAC™, and RAD REST® devices.

Financing for the $2.5 million transaction was provided by Wells Fargo Bank with an expansion of Merit’s existing credit facility.

The RAD BOARD is designed to provide a larger work space for physicians and an area for patients to rest their arms during radial procedures.  The RAD BOARD XTRA is designed to work in conjunction with the RAD BOARD by extending the usable work space and allowing for a 90-degree perpendicular extension of the arm for physicians who prefer doing procedures at a 90-degree angle.  The RAD TRAC is also designed to be used with the RAD BOARD and facilitates easy placement and removal of the RAD BOARD with the patient still on the table.  The RAD REST is a disposable, single-use product designed to stabilize the arm by ergonomically supporting the elbow, forearm and wrist during radial procedures.

“We believe these products will assist us in our efforts to provide a complete offering for radial artery access procedures,” said Fred P. Lampropoulos, Merit’s Chairman and CEO.  “These products provide the necessary procedure set-up and enhance patient comfort.”

CONFERENCE CALL

Merit will host a conference call to further discuss the details of this acquisition and the acquisition of the SAFEGUARD® Pressure Assisted Device and the AIR-BAND™ Radial Compression Device from Datascope Corp. today, October 7, 2013, at 4:00 p.m. Eastern (3:00 p.m. Central, 2:00 p.m. Mountain, and 1:00 p.m. Pacific).  The domestic phone number is (877) 941-9205 and the international number is (480) 629-9771.  A live webcast as well as a rebroadcast of the conference call can be accessed through the Investors page at www.merit.com or through the webcasts tab at www.fulldisclosure.com.

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 200 individuals. Merit employs approximately 2,850 people worldwide with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing, China; Copenhagen, Denmark; and Rockland, Massachusetts.

Statements contained in this release which are not purely historical, including, without limitation, statements regarding Merit’s forecasted revenues, net income, financial results or anticipated acquisitions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2012. Such risks and uncertainties include risks relating to Merit’s potential inability to successfully manage growth through acquisitions, including the inability to commercialize technology acquired through recent, proposed or future transactions; product recalls and product liability claims; expenditures relating to research, development, testing and regulatory approval or clearance of Merit’s products and risks that such products may not be developed successfully or approved for commercial use; greater governmental scrutiny and regulation of the medical device industry; reforms to the 510(k) process administered by the U.S. Food and Drug Administration; compliance with governmental regulations and administrative procedures; potential restrictions on Merit’s liquidity or its ability to operate its business by its current debt agreements; possible infringement of Merit’s technology or the assertion that Merit’s technology infringes the rights of other parties; the potential of fines, penalties, or other adverse consequences if Merit’s employees or agents violate the U.S. Foreign Corrupt Practices Act or other laws and regulations; laws targeting fraud and abuse in the healthcare industry; potential for significant adverse changes in, or failure to comply with, governing regulations; the effect of changes in tax laws and regulations in the United States or other countries; increases in the price of commodity components; negative changes in economic and industry conditions in the United States and other countries; termination or interruption of relationships with Merit’s suppliers, or failure of such suppliers to perform; fluctuations in Euro and GBP exchange rates; Merit’s need to generate sufficient cash flow to fund its debt obligations, capital expenditures, and ongoing operations; concentration of Merit’s revenues among a few products and procedures; development of new products and technology that could render Merit’s existing products obsolete; market acceptance of new products; volatility in the market price of Merit’s common stock; modification or limitation of governmental or private insurance reimbursement policies; changes in health care markets related to health care reform initiatives; failure to comply with applicable environmental laws; changes in key personnel; work stoppage or transportation risks; uncertainties associated with potential healthcare policy changes which may have a material adverse effect on Merit; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; and other factors referred to in Merit’s Annual Report on Form 10-K for the year ended December 31, 2012 and other materials filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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